Exhibit 99.1

NEWS NEWS

CH2M HILL Contact:  John Corsi

Phone:  720-286-2087

E-mail:  john.corsi@ch2m.com

MEDIA ADVISORY

CH2M HILL FINALIZES ACQUISITION OF VECO

DENVER, September 6, 2007 - CH2M HILL, a global full-service engineering, construction and operations firm, announced today that it has finalized the acquisition of VECO. The two companies signed a Letter of Intent for exclusive negotiations on May 15, 2007 and this agreement finalizes the details of the acquisition and transaction.

“Our extensive due diligence has confirmed this is an outstanding company with an exceptional workforce and project resume,” said Lee McIntire, President and COO of CH2M HILL.  “Like CH2M HILL, our new colleagues’ business operations are built on a commitment to safety, quality and client satisfaction.  The employees of VECO are a great fit for our firm.  We are proud to call them our colleagues.”

The former VECO organization includes businesses specializing in program management, construction, engineering, procurement, operations and maintenance that have been serving oil and gas clients since 1968.  With over 4000 employees, the organization has major operations in Alaska, western Canada, the United States, Russia and the Middle East.  The former VECO businesses will generally operate under the CH2M HILL name.

“The acquisition of VECO represents the single largest investment that CH2M HILL has made and speaks to our commitment to Alaska,” said Garry Higdem, who will lead the new business for CH2M HILL.  “This deal augments CH2M HILL’s existing oil and gas experience and provides us a world class platform to bolster our project delivery capabilities around in the world.”

About CH2M HILL

Headquartered in Denver, Colo., employee-owned CH2M HILL is a global leader in engineering, construction and operations for public and private clients. With $4.5 billion in revenue, CH2M HILL is an industry-leading program management, construction management and design firm, as ranked by Engineering News-Record (2007). The firm’s work is concentrated in the areas of transportation, water, energy, environment, and industrial facilities. The firm has long been recognized as a most-admired company and leading employer by business media and professional associations worldwide. CH2M HILL has more than 19,000 employees in regional offices around the world.

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